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

     The following letter was sent to T. Rowe Price Associates, Inc. on April 13, 2005 by William C. Steere, Jr., an independent director of Dow Jones who is not affiliated with the Bancroft family.


                                    [Dow Jones Letterhead]

April 13, 2005

Brian C. Rogers, CFA, CIC
Vice President, Director
T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, Maryland  21202-1009

Dear Mr. Rogers:

     I am the Chairman of the Governance Committee of the Board of Directors of Dow Jones and am writing in response to concerns you have raised. I want to confirm to you that the independent members of the Board of Directors who are not affiliated with the Bancroft family voted in favor of, and continue to support, the reduction of the threshold for the automatic conversion of Class B shares and related resolutions providing for director independence and increased representation on the Board of nominees elected by the Company's common stock, voting by itself, for the reasons set forth in the Dow Jones proxy statement. I also wish to confirm on behalf of these members of the Board of Directors that, while we cannot bind the Company or future directors, we will not vote to approve any further reduction in the threshold below 7.5 million shares.

                                    Sincerely yours,

                                    /s/ William  C. Steere, Jr.

                                    William C. Steere, Jr.